Exhibit 99.1

Clovis Oncology Announces Second Quarter 2013 Operating Results

● Encouraging initial data for both CO-1686 and rucaparib presented at ASCO

● Dose established for rucaparib pivotal program

● Clinical transition to CO-1686 tablet formulation on track for August

● Additional Phase I data updates for CO-1686 and rucaparib expected at medical conferences later this year

BOULDER, Colo.--(BUSINESS WIRE)--August 1, 2013--Clovis Oncology, Inc. (NASDAQ:CLVS) today reported financial results for its second quarter ended June 30, 2013, and provided an update for its clinical development programs, including initial data presented at the American Society of Clinical Oncology (ASCO) Annual Meeting 2013.

“During the second quarter, we were pleased to announce at ASCO encouraging initial responses in patients in the Phase I portions of our clinical development programs for CO-1686 and rucaparib. Importantly, each of the patients who achieved a partial response on CO-1686 continues on therapy and has maintained their response,” said Patrick J. Mahaffy, President and CEO of Clovis Oncology. “We have now selected a dose for rucaparib for use in the Phase II and Phase III trials planned for later this year, and for CO-1686, we have identified a starting dose for the hydrobromide salt tablet formulation, which we plan to introduce later this month into our Phase I trial in lung cancer patients. We are maintaining our momentum, and we look forward to providing updates for both of these programs at medical conferences this fall.”

Second Quarter 2013 Financial Results

Clovis reported a net loss of $19.3 million for the second quarter of 2013, and $35.0 million for the first half of 2013. This compares to a net loss of $15.7 million for the second quarter and $34.7 million for the first six months of 2012. Net loss attributable to common stockholders for the second quarter of 2013 was $0.72 per share and $1.33 per share for the year to date, compared to $0.61 per share for the second quarter and $1.45 per share for first six months of 2012.

Research and development expenses totaled $15.8 million for the second quarter and $27.9 million for first half of 2013, compared to $12.6 million for the second quarter and $25.2 million for the first six months of 2012. The increase in research and development expenses over the comparable periods in 2012 was driven by increased development activities for both CO-1686 and rucaparib, and the initiation of the cKIT inhibitor discovery collaboration with Array Biosciences, Inc. in July 2012. These increases were partially offset by the wind-down of development activities for CO-101 beginning in late 2012.

General and administrative expenses totaled $3.5 million for the second quarter and $6.7 million for the first six months of 2013, compared to $2.7 million for the second quarter and $5.1 million for the first six months of 2012. The increase in general and administrative expenses over the comparable periods in 2012 was primarily due to increased internal resources and third party costs to support the Company’s expanded development activities and increased stock compensation expense for employees engaged in general and administrative functions.

Operating expenses for the second quarter of 2013 include $2.1 million of stock compensation expense, compared to $1.2 million of stock compensation expense for the second quarter of 2012. Operating expenses for the first half of 2013 included $3.9 million of stock compensation expense, compared to $2.1 million of stock compensation expense for the first half of 2012.

As of June 30, 2013, Clovis had $372.2 million in cash and cash equivalents and 30.2 million outstanding shares of common stock. In June 2013, the Company raised net proceeds of $259.1 million through a public offering of 3.8 million shares of its common stock. The Company expects a cash burn of approximately $65 million for 2013, and to end the year with approximately $340 million in cash.

Progress Toward 2013 Key Milestones and Objectives

The Company has a number of important clinical, regulatory and development objectives planned for 2013 for each of its key products; highlights of progress made during the second quarter follow:

CO-1686

CO-1686 is a novel, oral, targeted, covalent inhibitor of the mutant forms of the epidermal growth factor receptor (EGFR) in development for the treatment of non-small cell lung cancer (NSCLC) and is currently in the dose-escalation portion of a Phase I/II trial. CO-1686 was designed to selectively target both the initial activating EGFR mutations as well as the T790M resistance mutation, while sparing wild-type, or “normal” EGFR at anticipated therapeutic doses.

During the second quarter, Clovis reported initial findings from the dose-escalation portion of the Phase I/II trial at ASCO. These results included the following:

  Four RECIST partial responses (PRs) observed in heavily-pretreated T790M+ patients
  Three of four evaluable T790M+ patients treated at 900mg twice daily (BID) achieved PRs
  CO-1686 appeared to be well tolerated, with no evidence of wild-type EGFR inhibition
  Activity correlated with higher drug exposure
  Phase II dose not yet defined; maximum tolerated dose (MTD) not yet reached

All four of the patients with RECIST PRs announced at ASCO continue to be PRs. The Company has enrolled 11 additional patients into the Phase I dose escalation study with the capsule formulation at the current dose of 900mg BID, and intends to enroll two additional patients in early August, for a total of 19 patients enrolled at this dose, including both T790M positive and T790M negative patients. Since the MTD has not yet been achieved, Clovis intends to continue dose escalation in this study with the hydrobromide salt (HBr) tablet formulation later this month.

During the second quarter, the Company completed its study of CO-1686 in healthy human volunteers, which compared the pharmacokinetic (PK) properties of its tablet formulation with the current capsule formulation and demonstrated improved exposures and reduced variability with the tablet formulation. Based on data from this study, the Company has selected a starting dose of 500mg BID with the tablet formulation and expects to begin dosing patients with this tablet later this month.

Clovis continues to expect to establish the Phase II dose in the second half of 2013, and to initiate the Phase II expansion cohorts to assess efficacy in 2nd line T790M+ NSCLC patients in late 2013 and in 1st line EGFR NSCLC patients in early 2014. The Company expects to initiate the registration study in 2nd line T790M+ NSCLC patients in the second half of 2014 and a Phase I study in Japan in early 2014.

Data from the CO-1686 Phase I dose-escalation study have been accepted as an oral presentation at the 15th World Conference on Lung Cancer in Sydney, Australia, at which time data from the ongoing study will be presented. The oral presentation will be held on Monday, October 28, 2013.

Rucaparib

Rucaparib is an oral, potent inhibitor of PARP-1 and PARP-2 in development for the treatment of ovarian cancer and is currently in a dose-finding Phase I trial.

In early June, Clovis reported initial findings from the dose-finding Phase I trial at ASCO. These results included the following:

  Objective responses were observed in BRCA-mutant ovarian, breast and pancreatic cancer patients
  89 percent clinical benefit rate in BRCA-mutant ovarian cancer patients across all doses
  Rucaparib appears to be well-tolerated at doses studied
  Consistent therapeutic drug exposures were observed with BID dosing, with predictable exposures for a given oral dose

Each of the patients who achieved a PR and was active on study at ASCO has maintained their PR.

The Company recently established the rucaparib monotherapy dose and schedule for use in its upcoming Phase II and Phase III studies. Based on data from the dose-finding Phase I study, the Company has selected a dose of 600mg BID. Clovis expects to initiate the Phase II biomarker study to assess efficacy in selected ovarian cancer patients, known as ARIEL2 (Assessment of Rucaparib in Ovarian Cancer Phase II Trial), in the fourth quarter, and to initiate the pivotal study, ARIEL3 (Assessment of Rucaparib in Ovarian Cancer Phase III Trial), in platinum-sensitive ovarian cancer patients in late 2013 as well.

Data from the rucaparib Phase I dose-finding study have been accepted as a poster presentation at the European Cancer Congress 2013 in Amsterdam, at which time data from the ongoing study will be presented. The poster presentation will be held on Sunday, September 29, 2013.

Clovis will hold a conference call to discuss second quarter 2013 results this morning, August 1, at 8:30 a.m. ET. The conference call will be simultaneously webcast on the Company’s web site at www.clovisoncology.com, and archived for future review. Dial-in numbers for the conference call are as follows: US participants 877.703.6105, International participants 857.244.7304, passcode: 92379365.

About Clovis Oncology

Clovis Oncology, Inc. is a biopharmaceutical company focused on acquiring, developing and commercializing innovative anti-cancer agents in the U.S., Europe and additional international markets. Clovis Oncology targets development programs at specific subsets of cancer populations, and simultaneously develops diagnostic tools that direct a compound in development to the population that is most likely to benefit from its use. Clovis Oncology is headquartered in Boulder, Colorado, and has additional offices in San Francisco, California and Cambridge, UK.

To the extent that statements contained in this press release are not descriptions of historical facts regarding Clovis Oncology, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the initiation of future clinical trials, availability of data from ongoing clinical trials, expectations for regulatory approvals, development progress of our companion diagnostics, and other matters that could affect the availability or commercial potential of our drug candidates or companion diagnostics. Clovis Oncology undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see Clovis Oncology’s Annual Report on Form 10-K for the year ended December 31, 2013 and its other reports filed with the Securities and Exchange Commission.

CLOVIS ONCOLOGY, INC
CONSOLIDATED FINANCIAL RESULTS
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Revenues	$-	$-	$-	$-

Expenses:
Research and development	15,816	12,590	27,938	25,152
General and administrative	3,492	2,680	6,710	5,105
Acquired in-process research and development	-	250	250	4,250
Operating loss	(19,308)	(15,520)	(34,898)	(34,507)

Other income (expense), net	(33)	(172)	(111)	(176)
Loss before income taxes	(19,341)	(15,692)	(35,009)	(34,683)

Income taxes	-	35	-	27
Net loss	$(19,341)	$(15,657)	$(35,009)	$(34,656)

Basic and diluted net loss per common share	$(0.72)	$(0.61)	$(1.33)	$(1.45)

Basic and diluted weighted average common shares outstanding	26,717	25,744	26,377	23,892

CONSOLIDATED BALANCE SHEET DATA
(in thousands)

	June 30, 2013	December 31, 2012

Cash and cash equivalents	$372,240	$144,097
Working capital	361,431	132,712
Total assets	375,224	145,994
Common stock and additional paid-in capital	582,445	317,925
Total stockholders' equity	363,001	133,496

CONTACT:
Clovis Oncology, Inc.
Anna Sussman, 303-625-5022
asussman@clovisoncology.com
or
Breanna Burkart, 303-625-5023
bburkart@clovisoncology.com